                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2002

                     --------------------------------------

To Linens 'n Things, Inc. Shareholders:


         The Annual Meeting of Shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey, on Thursday, May 9, 2002, at 11:00 a.m., for the following purposes:


         1.       To elect two directors for a three-year term.


         2. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment.


         Shareholders of record at the close of business on March 11, 2002 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.


                                         By order of the Board of Directors,



                                         /s/ Brian D. Silva
                                         --------------------------------------
                                         BRIAN D. SILVA
                                         Senior Vice President,
                                         Human Resources,
                                         Administration and Corporate Secretary
March 28, 2002


--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2002


                                 PROXY STATEMENT


         This Proxy Statement is being furnished to the shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 9, 2002, at 11:00 a.m., at 6 Brighton Road, Clifton, New Jersey and at any postponement or adjournment (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on the election of two directors each for a three-year term.

         This Proxy Statement, Notice of Meeting and accompanying proxy are first being mailed to shareholders on or about March 28, 2002.


                                     GENERAL


         The holders of record of shares of the Company's Common Stock at the close of business on March 11, 2002 are entitled to vote such shares at the Annual Meeting. On March 11, 2002, there were outstanding 40,659,655 shares of Common Stock.

         The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

         Shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted for the persons designated in the proxy as the Board of Directors' nominees for director and, with respect to any other matter properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no recommendation is given, in its discretion.

         Shareholders may vote by completing and mailing the proxy card. A proxy may be revoked prior to the exercise of the proxy either by submitting written revocation of that proxy to the Corporate Secretary or by submitting a new proxy bearing a later date via proxy card. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

         This proxy solicitation is being made on behalf of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or electronic mail by regular employees or directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.


MULTIPLE COPIES OF ANNUAL REPORT AND PROXY STATEMENT

         When more than one holder of Common Stock share the same address, the Company may deliver only one annual report and one proxy statement to that address unless the Company has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

         The Company will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report and Proxy Statement, you may call, write or e-mail Investor Relations, Linens 'n Things, Inc., 6 Brighton Road, Clifton, New Jersey 07015, telephone number (973) 815-2929, e-mail investor@lnt.com.

         You may also contact Investor Relations at the Company at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of the Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of the Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

                                     ITEM 1

                              ELECTION OF DIRECTORS

GENERAL

         The Board of Directors currently consists of five members and is divided into three classes of approximately equal size. Directors are generally elected for three year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years respectively. This year's nominees have been nominated to serve for a three-year term expiring in 2005. The Company has inquired of the nominees and determined that they will serve if elected. If for any reason any nominee is not available for election, which is not expected, the proxy committee may vote for such substitute nominee as may be recommended by the Board of Directors.

         Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote. Abstentions are not counted as votes cast and have no effect on the outcome.

         The nominees are current directors of the Company. Set forth below is a description of the background of each nominee. Also set forth below is a description of the background of the existing directors whose terms of office extend beyond the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the Company's nominees for director.


NOMINEES FOR ELECTION AT THE ANNUAL MEETING
--------------------------------------------------------------------------------

NORMAN AXELROD

AGE:                                49

DIRECTOR SINCE:                     1996

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:                Chairman and CEO of the Company since 1988.
                                    Between 1976 and 1988 Mr. Axelrod held
                                    various management positions at
                                    Bloomingdale's, ending with Senior Vice
                                    President, General Merchandise Manager.

OTHER DIRECTORSHIPS:                Jaclyn, Inc., Reebok International

EXPIRATION OF NEW
TERM AS DIRECTOR:                   2005

================================================================================

MORTON E. HANDEL

AGE:                                67

DIRECTOR SINCE:                     2000

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:                Chairman of the Board of Marvel Enterprises
                                    Inc. since 1999. From 1997 to 2001, Mr.
                                    Handel was President, CEO and a director of Ranger Industries, Inc., formerly Coleco
                                    Industries, Inc. Between 1974 and 1990 Mr.
                                    Handel held various executive management positions at Coleco Industries, Inc.
                                    including Chairman and CEO.

OTHER DIRECTORSHIPS:                Concurrent Computer Corp. Mr. Handel is also
                                    a regent of the University of Hartford.

EXPIRATION OF NEW
TERM AS DIRECTOR:                   2005



DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
--------------------------------------------------------------------------------

STANLEY P. GOLDSTEIN

AGE:                                67

DIRECTOR SINCE:                     1996

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:                Mr. Goldstein was Chairman of the Board of
                                    CVS Corporation, formerly Melville
                                    Corporation, until he retired in 1999, and prior to May 1998 was Chairman of the Board and CEO of CVS Corporation. Mr. Goldstein co-founded Consumer Value Stores ("CVS"), a retail drug chain, in 1963.

OTHER DIRECTORSHIPS:                CVS Corporation and Footstar, Inc. Mr.
                                    Goldstein is also on the Board of Overseers of The Wharton School of the University of Pennsylvania.

EXPIRATION OF CURRENT
TERM AS DIRECTOR:                   2004

================================================================================

PHILIP E. BEEKMAN

AGE:                                70

DIRECTOR SINCE:                     1997

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:                President of Owl Hollow Enterprises, Inc., a
                                    consulting and investment company. Mr.
                                    Beekman has served as a Director of the
                                    Company since January 1997. From 1986 to
                                    1994, Mr. Beekman was Chairman of the Board and CEO of Hook SupeRx, Inc., a retail drug store chain. Prior to that he was President and Chief Operating Officer of Seagram
                                    Company Limited.

OTHER DIRECTORSHIPS:                General Chemical Group, Inc., Kendle
                                    International Inc., Panavision, Inc. and
                                    Sunbeam Corporation

EXPIRATION OF CURRENT
TERM AS DIRECTOR:                   2003


================================================================================


HAROLD F. COMPTON

AGE:                                54

DIRECTOR SINCE:                     1998

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:                President and Chief Executive Officer of
                                    CompUSA Inc. Mr. Compton joined CompUSA in
                                    1994 as Executive Vice President-Operations, becoming Executive Vice President and Chief
                                    Operating Officer in 1995 and President of
                                    CompUSA Stores in 1996.

EXPIRATION OF CURRENT
TERM AS DIRECTOR:                   2003



================================================================================

                        DIRECTOR COMPENSATION; ATTENDANCE

         Directors who are not employees of the Company are paid an annual retainer of $10,000, which may be taken either in cash or Common Stock of the Company. Upon initial election or appointment to the Board, each non-employee director receives 1,000 stock units and an option to purchase 6,000 shares of Common Stock. Each stock unit represents the right to receive one share of Common Stock. One-half of these stock units are paid six months and a day after the grant date and the other half six months later, provided the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after age 65. In addition, each non-employee director receives 1,000 stock units and an option to purchase 4,000 shares of Common Stock on the date of each annual meeting. Each director participated in at least 75% of the meetings of the Board of Directors and of the committees of which he is a member.

                      COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

MEMBERS:                            Philip E. Beekman (Chairman)
                                    Harold F. Compton
                                    Morton E. Handel


NUMBER OF MEETINGS IN 2001:         3


FUNCTIONS:                          o   Serves as a communication point among
                                        non-Audit Committee directors, internal
                                        auditors, the independent auditors and
                                        Company management as their duties
                                        relate to financial accounting,
                                        reporting and internal controls.

                                    o   Assists the Board of Directors in
                                        fulfilling its responsibility with
                                        respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, reporting practices of the Company and sufficiency of auditing.

COMPENSATION COMMITTEE

MEMBERS:                            Stanley P. Goldstein (Chairman)
                                    Harold F. Compton


NUMBER OF MEETINGS IN 2001:         3


FUNCTIONS:                          o   Determines and administers compensation
                                        for the senior officers of the Company
                                        and other key members of the Company's
                                        management, including salary and
                                        incentive based plans.

NOMINATING COMMITTEE

MEMBERS:                            Harold F. Compton (Chairman)
                                    Morton E. Handel


NUMBER OF MEETINGS IN 2001:         2


FUNCTIONS:                          o   Considers and determines suitable
                                        nominees to the Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth information on compensation for the Company's Chairman and Chief Executive Officer and for the four other most highly compensated executive officers of the Company.


                           SUMMARY COMPENSATION TABLE


                                                                                   Long-Term Compensation
                                                                    ----------------------------------------

                                           Annual Compensation                Awards              Payouts
                                         -------------------------  ---------------------------  -----------  -------------
                                                                                   Number of
                                                                     Restricted    Securities                   All Other
      Name and Principal         Fiscal                                Stock       Underlying      LTIP       Compensation
           Position               Year   Salary ($)     Bonus ($)    Award(s) ($)    Options     Payouts ($)     ($) (2)
------------------------------------------------------------------  ---------------------------  -----------  -------------

Norman Axelrod, Chairman and      2001     770,577          0          318,585(1)    300,000     318,612(1)      385,570
Chief Executive Officer           2000     716,154       360,150     1,740,129       300,000     740,634         379,980
                                  1999     638,076       665,665     1,254,026       300,000         0           505,468

Steven B. Silverstein,            2001     439,914          0          156,557(1)    100,000     156,529(1)       10,500
President                         2000     366,346       131,250       323,877        75,000     323,877          10,500
                                  1999     350,000       250,250       565,733        75,000         0             9,600

William T. Giles, Senior Vice     2001     284,231          0           84,080(1)     75,000      84,052(1)       10,200
President and Chief Financial     2000     259,231        75,600       194,343        40,000     194,343          10,500
Officer                           1999     221,923       124,982       309,810        30,000         0             9,600

Brian D. Silva, Senior Vice       2001     254,808          0           75,364(1)     50,000      75,391(1)       10,500
President, Human Resources,       2000     237,962        67,760       174,157        25,000     174,157          10,500
Administration and Corporate      1999     222,962       129,844       305,743        25,000         0             9,600
Secretary

Hugh J. Scullin,                  2001     232,115          0           68,133(1)     20,000      68,105(1)       10,500
Senior Vice President, Real       2000     222,308        63,000       161,939        20,000     161,939          10,500
Estate, Store Planning,           1999     215,000       122,980       289,603        20,000         0             9,600
Construction and
Legal*

         * Due to a change in responsibilities this position is no longer deemed an "executive officer" position.

(1) Awards under the Company's long term incentive plan ("LTIP") were made for fiscal 2001 based on each executive officer having exceeded certain preestablished performance objectives based on earnings and net return on assets over a 3-year period. The LTIP awards for fiscal 2001 vest two years from the award date. The LTIP awards for fiscal 2001 were made 50% in restricted stock and 50% in deferred cash awards. The deferred cash awards are invested in Common Stock by the plan trustee under the Company's deferred compensation plan. The restricted stock awards under the LTIP for fiscal 2001 for each of the named executives were: Mr. Axelrod, 11,587 shares; Mr. Silverstein, 5,694 shares; Mr. Giles, 3,058 shares; Mr. Silva, 2,741 shares; and Mr. Scullin, 2,478 shares. The number and value of all restricted stock holdings at fiscal year end were: Mr. Axelrod, 61,397 shares, $1,568,079; Mr. Silverstein, 17,278 shares, $441,280; Mr. Giles, 10,009 shares, $255,630; Mr. Silva,
         8,970 shares, $229,094; and Mr. Scullin, 8,270 shares, $211,216. The number and value of invested shares held by the plan trustee at fiscal year end with respect to all LTIP deferred cash awards for all fiscal years for each of the named executives were: Mr. Axelrod, 38,078 shares, $972,512; Mr. Silverstein, 17,277 shares, $441,255; Mr. Giles, 10,007 shares, $55,579; Mr. Silva, 8,972 shares, $229,145; and Mr.
         Scullin, 8,269 shares, $211,190. Holders of restricted stock and shares held under the deferred compensation plan would be entitled to be credited with any dividends on such shares.

(2) For fiscal year 2001 represents amounts contributed under the Company's 401(k) profit sharing plan. In addition, for Mr. Axelrod, the fiscal 2001 amount includes the present value cost of $344,024 of the Company's portion of fiscal 2001 premiums for split dollar insurance above the term coverage level, $12,284 of imputed income associated with the term portion of the split dollar arrangement and $19,062 of related tax reimbursement obligations.

         OPTION GRANTS IN LAST FISCAL YEAR. The table below sets forth certain information concerning stock options granted during fiscal 2001 by the Company to the named executive officers.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                               --------------------------------------------------------------------------
                                    NUMBER OF          PERCENT OF
                                   SECURITIES         TOTAL OPTIONS                                         GRANT DATE
                                   UNDERLYING           GRANTED TO        EXERCISE OR                         PRESENT
                                     OPTIONS          EMPLOYEES IN        BASE PRICE       EXPIRATION          VALUE
            NAME                 GRANTED (#)(1)        FISCAL YEAR         ($/SHARE)           DATE           ($)(2)
------------------------------ -------------------- ------------------- ----------------- --------------- -----------------
Norman Axelrod                       300,000              24.8%              18.81           10/19/11        3,313,890

Steven B. Silverstein                100,000               8.3%              18.81           10/19/11        1,104,630

William T. Giles                      75,000               6.2%              18.81           10/19/11          828,473

Brian D. Silva                        50,000               4.1%              18.81           10/19/11          552,315

Hugh J. Scullin                       20,000               1.7%              18.81           10/19/11          220,926


(1) Options were granted at fair market value and become exercisable as follows: for Messrs. Axelrod and Scullin in 25% annual increments beginning one year from the date of grant and for Messrs. Silverstein, Giles and Silva in one-third annual increments beginning one year from the date of grant.

(2) The hypothetical present values on the grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate (50%), risk free rate of return (3.54%), dividend yield (0%), projected time of exercise (8 years) and projected risk of forfeiture and non-marketability for the vesting period (6.52% per annum).

         OPTION EXERCISES AND YEAR-END OPTION HOLDINGS. The following table shows information regarding option exercises during fiscal 2001 as well as fiscal 2001 year-end option holdings for each of the named executive officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                      SHARES                             UNDERLYING                  IN-THE-MONEY
                                     ACQUIRED                            UNEXERCISED                    OPTIONS
                                       ON              VALUE          OPTIONS AT FY-END              AT FY-END ($)
                                     EXERCISE        REALIZED          (#) EXERCISABLE/              EXERCISABLE/
             NAME                      (#)             ($)               UNEXERCISABLE               UNEXERCISABLE
-------------------------------- ---------------- -------------- ---------------------------- ---------------------------
Norman Axelrod                       175,000        4,625,636         432,674/1,058,310          2,431,328/2,941,500

Steven B. Silverstein                      0                0          128,966/297,910             987,075/903,625

William T. Giles                      25,000          663,441          61,680/151,665              461,975/627,750

Brian D. Silva                        54,000        1,317,714          36,930/110,415              179,573/413,375

Hugh J. Scullin                       55,500        1,484,625           45,844/71,665              263,575/196,100


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS; OTHER EXECUTIVE AGREEMENTS.

         The Company has employment agreements with each of the named executive officers as well as certain other executive officers (the "Employment Agreements"). The following briefly summarizes the principal terms of the Employment Agreements, all of which became effective in fiscal 2001.

         The period of employment under the Employment Agreements extends initially for initial terms of approximately four years subject to automatic one-year extensions at the end of the initial terms unless the executive fails to seek renewal or the Company gives notice of non-renewal. A Company notice of non-renewal prior to the executive reaching age 60 would constitute a constructive termination of the executive without cause. During Mr. Axelrod's employment term he may relinquish any or all of his executive officer positions, and if he relinquishes all such executive officer positions he has agreed to remain in the Company's employment in an appropriate capacity at reduced compensation until age 60. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed at the discretion of the Compensation Committee but may not be decreased from the amount in effect for the previous year. The Employment Agreements also include provisions concerning annual incentive compensation with minimum target annual incentive awards (not less than seventy percent of base salary for Mr. Axelrod, fifty percent for Mr. Silverstein and ranging from thirty-five percent up to forty-five percent for the other executives) and long-term incentive compensation with a minimum target award opportunity (not less than thirty-five percent of base salary for Mr. Axelrod, thirty percent for Mr. Silverstein and from ten percent up to twenty-five percent for the other executives).

         The Employment Agreements generally provide for (i) in the event the executive's employment is terminated other than for cause and other than by voluntary termination, continued payment of salary and annual incentive compensation at target levels for 30 months for Mr. Axelrod, 24 months for Mr. Silverstein and not less than 18 months for the other executives, continuation of certain benefits for (or service credit or a cash amount equivalent to) 30 months for Mr. Axelrod, 24 months for Mr. Silverstein and not more than 24 months for the other executives; (ii) certain restrictive covenants including non-competition, non-disclosure, non-solicitation of employees and availability for litigation support; (iii) participation in certain benefit plans and programs including retirement benefits, life insurance, medical benefits and, in the case of Mr. Axelrod and Mr. Silverstein, a supplemental executive retirement benefit and split dollar life insurance benefit; and (iv) deferred compensation arrangements. In addition, in the case of voluntary termination by the executive, the Company may elect to pay the executive over a 12-month period an amount equal to the executive's annual base salary and target annual bonus in exchange for the executive's agreement not to compete with the Company for a period of one year. Upon a termination for cause, the executives have agreed not to compete with the Company for a period of one year.

         In the event of a "change in control," the Employment Agreements generally provide for lump sum severance benefits equal to 2 times (2.99 for Mr. Axelrod and 2.5 times for Mr. Silverstein) the annual base salary and target bonus, continued participation in certain benefit plans for (or service credit or a cash amount equivalent to) 36 months for Mr. Axelrod, 30 months for Mr. Silverstein and not less than 12 months for the other executives (and, in the case of health benefits for Mr. Axelrod, until age 60 at Company cost), vesting of outstanding options, restricted or deferred stock awards and long-term incentive awards and the right in certain cases to exercise vested options for the remainder of the term of the options.

         A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, certain changes in the Company's Board of Directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of the Company. "Cause" is defined generally as a breach of the restrictive covenants contained in the Employment Agreements, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Company.

         If payments under the Employment Agreements following a change in control are subject to the golden parachute excise tax, the Company will make an additional gross-up payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied. The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and, in the case of Mr. Axelrod and Mr. Silverstein, generally provide that the Company will reimburse Mr. Axelrod and Mr. Silverstein for expenses incurred in seeking enforcement of their respective Employment Agreements, unless the assertion of such rights is in bad faith or frivolous.

         The Company has a supplemental executive retirement plan for Mr. Axelrod and, beginning in fiscal 2002, for Mr. Silverstein which provides annual retirement benefits, commencing at or after age 55, following retirement from active service. The net annual benefit under the plan is determined based on three primary components: (i) 1.6% of final average compensation, times (ii) years of service, reduced by (iii) an "offset amount." The "offset amount" for Mr. Axelrod ranges from $195,000 (assuming cessation of employment were to occur at or before age 49) to $530,000 (assuming cessation of employment were to occur at or following age 55) and for Mr. Silverstein from no offset (assuming cessation of employment at or before age 46) to $500,000 (assuming cessation of employment at or following age 55). In no event will the annual benefit amount exceed 50% of final average compensation. "Final average compensation" means the average of the participant's base salary and bonus compensation (excluding equity compensation) for the three years (which need not be consecutive) with the Company or its affiliates that yield the highest average compensation. Mr. Axelrod currently has 13 years of credited service and Mr. Silverstein currently has 10 years of credited service. Assuming a twenty percent increase in final average compensation from the highest annual covered compensation in the Summary Compensation Table above and assuming retirement from service at age 60, and taking into account the "offset amount," the estimated annual retirement benefit payable by the Company under the plan would be approximately $90,800 for Mr. Axelrod and there would be no annual retirement benefit payable by the Company under the plan for Mr. Silverstein. There is no offset for social security benefits.

         The Company also has a collateral assignment split dollar insurance arrangement with Mr. Axelrod and, beginning in fiscal 2002, Mr. Silverstein. The Company pays an annual premium under the policy until the earlier of retirement or age 55. The arrangement is designed so that the Company ultimately receives back from the policy value (the "Company Amount") the sum of all annual premium payments made by the Company, plus an interest factor of 3.4% annually. The executive's interest in the cash value and death benefit value under the policy is equal to the total policy value minus the Company Amount as calculated above.

REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

         Compensation decisions for the Company's Chief Executive Officer and the other named executive officers for fiscal 2001 were reviewed and determined by the Compensation Committee.

         The overall objectives of the Company's executive compensation program are to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long-term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

         The Company's executive compensation program for fiscal 2001 was reviewed and approved by the Compensation Committee. A national compensation consultant is regularly retained by the Compensation Committee to assist in reviewing competitive compensation programs for the Company in connection with the Company's senior officers, including the Chief

Executive Officer and each of the other named executive officers as well as other members of the management group. This review includes compensation levels reported for senior executives of a survey group of retailers. The survey group is not the same group of companies included in the Peer Group Index set forth in the Company's Performance Graph below because, in the view of the Compensation Committee and its compensation consultant, such survey group is not necessarily the most representative group for purposes of determining competitive compensation pay practices for the senior executives. The Compensation Committee reviews the competitiveness of the Company's executive compensation practices on an annual basis.

         ANNUAL BASE SALARY. Annual base salaries for the Chief Executive Officer and the other named executives were initially established at approximately the mean of the range of salaries considered in the survey group, with increases through fiscal 2001 made by the Compensation Committee based on its view of appropriate, competitive annual base salary levels for such executives. Actual total remuneration levels may range below or above target in any one year and over a period of years, based on performance against annual and long-term goals and return to shareholders. Under employment agreements with each of the named executive officers base salary may not be decreased from the amount in effect for the previous year.

         INCENTIVE AWARDS. The Company's incentive program provides for cash bonuses based on performance relative to predetermined objectives established for the year. For fiscal 2001, the target award rate was 75% for the Chief Executive Officer, 60% for Mr. Silverstein, and 45% for each of the other executive officers of the Company. Larger awards may be made if performance exceeds predetermined objectives. Smaller or no awards may be made if performance falls below such objectives. Eligible members of management, including the Chief Executive Officer and the other executive officers, can defer receipt of a portion of their incentive award. Due to the fact that the Company did not meet pre-established financial targets, no annual incentive bonuses were payable to the Chief Executive Officer and the other named executives for fiscal 2001.

         STOCK BASED COMPENSATION. The Board of Directors and the Compensation Committee are of the view that stock ownership or its equivalent by management aligns the interest of management with the Company's shareholders. Stock options are granted at fair market value and are intended to align executive compensation opportunities with shareholder returns. Stock options granted during fiscal 2001 were part of the Compensation Committee's customary annual review and these option grants were made at levels, which the Compensation Committee determined to be appropriate long-term equity-based incentives to such executives. In determining the specific levels of individual option grants for fiscal 2001 for the Chief Executive Officer and each of the other executive officers, the Compensation Committee considered and weighed a number of factors, including annual stock option grant levels of the peer group of retail companies; past levels of annual option grants to Company executives; the executive's position, responsibilities, salary and performance levels; and projected stock option grant values. These stock options vest either in one-third annual increments beginning one year from the date of grant or in 25% increments over four years from the date of grant. Stock options are intended to provide long term compensation incentives, and future grants of options or other awards will be reviewed and determined periodically by the Compensation Committee.

         Awards under the LTIP were made for fiscal 2001 by the Compensation Committee to the named executive officers based on such executives having exceeded certain preestablished performance objectives based on earnings and net return on assets for the 3 year period ending June 30, 2001, with Mr. Axelrod receiving an award equivalent to approximately 81% of base salary, Mr. Silverstein receiving an award equivalent to approximately 70% of base salary and Messrs. Giles, Silva and Scullin receiving awards equivalent to approximately 58% of base salary. The LTIP awards for fiscal 2001 were comprised of 50% restricted stock and 50% deferred cash awards (which cash awards were invested in Company stock by the plan trustee under the Company's deferred compensation plan).

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance-based compensation. Section 162(m) disallows a deduction to the extent of certain non-performance based compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. The Company believes that Section 162(m) deduction limits for fiscal 2002 will not be applicable or, if applicable, would not be material in terms of net financial effect. Therefore the Company does not intend to seek to restructure any fiscal 2002 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                                  Compensation Committee


                                                  Stanley P. Goldstein, Chairman
                                                  Harold F. Compton

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board of Directors is comprised entirely of independent outside directors. Its primary function is to oversee the Company's system of internal controls, financial reporting practices and audit functions to ensure their quality, integrity and objectivity. The Board of Directors has adopted and approved a written charter for the Audit Committee.

         For fiscal 2001, the Audit Committee reviewed the overall audit scope, plans and results of the audit engagement. The Committee also met separately without management present with both the internal auditor and the independent auditors to discuss the year's audit. In addition, the Committee reviewed and discussed the Company's annual financial statements with management before issuance.

         The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, COMMUNICATION WITH AUDIT COMMITTEES, of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee has also received and reviewed the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEE, of the Independence Standards Board, and has discussed with the auditors the auditors' independence.

         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.



                                                     Audit Committee


                                                     Philip E. Beekman, Chairman
                                                     Harold F. Compton
                                                     Morton E. Handel

PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on an annual basis from January 1, 1997 through December 28, 2001, with the cumulative total return on the Standard & Poor's Specialty Retail Index, the Peer Group Index and the Standard & Poor's 500 Index for the same period. In accordance with the Securities and Exchange Commission ("SEC") rules, the returns are indexed to a value of $100 at January 1, 1997 and it is assumed that all dividends were reinvested.

         The Peer Group Index is comprised of the following companies in the retail industry: Bed Bath & Beyond Inc.; The Bombay Company, Inc.; Borders Group, Inc.; Haverty Furniture Companies, Inc.; Jo-Ann Stores, Inc.; Michaels Stores, Inc.; Petsmart, Inc.; Pier 1 Imports, Inc.; Sharper Image Corporation; The Sports Authority, Inc.; and Williams-Sonoma, Inc. The returns of each issuer in the Peer Group Index have been weighted according to the issuer's stock market capitalization at the beginning of each period for which a return is indicated.


                              [PERFORMANCE GRAPH]


-----------------------------------------------------------------------------------------
                          12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/28/01
                          --------   --------   --------   --------   --------   --------

Linens 'n Things            $100       $222       $404       $302       $282        $260
S&P Specialty Retail         100        100         86         61         51          83
Peer Group                   100        119        141        130        123         216
S&P 500                      100        133        171        208        189         166
-----------------------------------------------------------------------------------------

         Lechters, Inc. and Strouds, Inc. have been eliminated from the Peer Group Index. Lechters, Inc. filed for Chapter 11 bankruptcy protection and is currently undergoing reorganization. Strouds, Inc. also filed for Chapter 11 bankruptcy protection and was subsequently liquidated and sold.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         CERTAIN BENEFICIAL OWNERS. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of February 1, 2002.


Beneficial Owner                         Number of Shares      Percent of Class
----------------                         ----------------      ----------------

FMR Corp. (1).......................         4,311,400               10.6%

PRIMECAP Management Company (2).....         4,149,000               10.2%

Wachovia Corporation (3)............         3,005,618                7.4%

Putnam Investments, Inc (4).........         2,512,753                6.2%

Vanguard Horizon Funds - Vanguard...         2,300,000                5.7%
Capital Opportunity Fund (5)

Citigroup Inc. (6)..................         2,121,328                5.2%

American Express Company (7)........         2,101,256                5.2%

-------------------------------
(1) Pursuant to an amended Schedule 13G dated February 14, 2002, FMR Corp. has sole voting power with respect to 41,800 shares, and sole dispositive power with respect to 4,311,400 shares. Edward C. Johnson 3d and Abigail P. Johnson have sole dispositive power with respect to 4,311,400 shares. The address for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(2) Pursuant to an amended Schedule 13G dated November 30, 2001, PRIMECAP Management Company has sole voting power with respect to 1,849,000 shares, and sole dispositive power with respect to 4,149,000 shares. The address for PRIMECAP Management Company is 225 South Lake Avenue # 400, Pasadena, California 91101.

(3) Pursuant to a Schedule 13G dated February 13, 2002, Wachovia Corporation has sole voting power with respect to 2,946,171 shares, sole dispositive power with respect to 2,714,304 shares, shared voting power with respect to 12,885 shares, and shared dispositive power with respect to 277,228 shares. The address for Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288.

(4) Pursuant to an amended Schedule 13G dated October 9, 2000, Putnam Investments, Inc. has shared voting power with respect to 173,800 shares, and shared dispositive power with respect to 2,512,753 shares; Putnam Investment Management, Inc. has shared dispositive power with respect to 1,808,800 shares; and The Putnam Advisory Company, Inc. has shared voting power with respect to 173,800 shares and shared dispositive power with respect to 703,953 shares. The address for Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(5) Pursuant to an amended Schedule 13G dated February 12, 2002, Vanguard Horizon Funds - Vanguard Capital Opportunity Fund has sole voting power and shared dispositive power with respect to 2,300,000 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6) Pursuant to an amended Schedule 13G dated January 23, 2002, Salomon Brothers Holding Company Inc. has shared voting power and shared dispositive power with respect to 2,060,228 shares; Salomon Smith Barney Holdings Inc. has shared voting power and shared dispositive power with respect to 2,062,218 shares; and Citigroup Inc. has shared voting power and shared dispositive power with respect to 2,121,328 shares. The address for Salomon Brothers Holding Company Inc. and Salomon Smith Barney Holdings Inc. is 388 Greenwich Street, New York, New York 10013. The address for Citigroup is 399 Park Avenue, New York, New York 10043.

(7) Pursuant to a Schedule 13G dated December 31, 1999, American Express Company and the American Express Financial Corporation each has shared voting power and shared dispositive power with respect to 2,101,256 shares. The address for American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.

         STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of February 1, 2002 by each director and nominee of the Company, each of the named executive officers listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such shares. No director or executive officer beneficially owns more than one percent of the total outstanding Common Stock other than Mr. Axelrod who would be deemed beneficially to own 1.58% and all directors and executive officers which as a group would be deemed beneficially to own 2.83% of the outstanding Common Stock.


                                         No. of Shares                                              No. of Shares
    Name of Beneficial                    of Common                  Name of Beneficial                of Common
           Owner                           Stock(1)                       Owner                       Stock(1)
------------------------------------ ---------------------    ----------------------------------------------------
N. Axelrod..........................       648,301(2)         S. Silverstein......................    197,594(3)
P. Beekman..........................        28,408            W. Giles ...........................     92,539
S. Goldstein........................        35,208            B. Silva............................     69,806
H. Compton..........................        13,362            H. Scullin..........................     86,738(4)
M. Handel...........................         3,462
                                                              All executive officers and
                                                              directors as a group................  1,175,418

(1) Includes shares subject to stock options that were exercisable as of February 1, 2002 or that will become exercisable within 60 days thereafter, as follows: Mr. Axelrod, 432,674; Mr. Beekman, 19,400; Mr. Goldstein, 19,400; Mr. Compton, 10,000; Mr. Handel, 2,000; Mr. Silverstein, 128,966;
     Mr. Giles, 61,680; Mr. Silva, 36,930; Mr. Scullin, 45,844; and all directors and executive officers as a group, 756,894. Also includes shares held in the Company's deferred compensation plan pursuant to LTIP deferred cash awards, as follows: Mr. Axelrod, 38,078 shares; Mr. Silverstein, 17,277 shares; Mr. Giles, 10,007 shares; Mr. Silva, 8,972 shares; and Mr. Scullin, 8,269 shares.

(2) Includes 400 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(3) Includes 800 shares held by Mr. Silverstein's minor children, as to which shares Mr. Silverstein disclaims beneficial ownership.

(4) Includes 1,000 shares held by Mr. Scullin's spouse, as to which shares Mr. Scullin disclaims beneficial ownership.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding beneficial ownership of the Company's Common Stock with the Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes all such filings were timely made.

                               INDEPENDENT AUDITOR

         The Board of Directors has selected KPMG LLP as the Company's independent auditor to make an examination of the accounts of the Company for fiscal year 2002. KPMG LLP has served as the independent auditor of the Company since the Company's 1996 IPO. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

         The fees billed for services rendered for the Company by KPMG LLP for fiscal 2001 were as follows:

Audit Fees                                                             $234,900

Financial  Information  Systems  Design and  Implementation
Fees                                                                   $      0

All Other Fees                                                         $446,600


         The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining the auditor's independence.

                SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

         Any proposal of a shareholder intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than November 29, 2002 to be included in the Company's Proxy Statement, Notice of Meeting and Proxy relating to the 2003 Annual Meeting.

         The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any Annual Meeting of Shareholders, or to bring business before an Annual Meeting of Shareholders of the Company. The Bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an Annual Meeting of Shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.


                                  ANNUAL REPORT

         A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS HAS BEEN MAILED TO ALL SHAREHOLDERS OF RECORD. SHAREHOLDERS, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, LINENS 'N THINGS, INC., 6 BRIGHTON ROAD, CLIFTON, NEW JERSEY 07015, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, REQUIRED TO BE FILED WITH THE SEC FOR THE 2001 FISCAL YEAR.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                   DETACH HERE



                                     PROXY

                             LINENS 'N THINGS, INC.

                                  MAY 9, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             LINENS 'N THINGS, INC.


         The undersigned hereby appoints Brian D. Silva, William T. Giles and Denise Tolles, and each of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Linens 'n Things, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey on May 9, 2002 and at any adjournment or postponement of such meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. PLEASE VOTE PROMPTLY.

-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
-------------                                                      -------------

LINENS 'N THINGS, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940










                                  DETACH HERE


    PLEASE MARK
/X/ VOTES AS IN
    THIS EXAMPLE.

    ELECTION OF TWO DIRECTORS

    1. TO ELECT (01) NORMAN AXELROD AS DIRECTOR
       FOR A THREE-YEAR TERM:

                        FOR         WITHHELD
                        / /            / /

    2. TO ELECT (02) MORTON E. HANDEL AS
       DIRECTOR FOR A THREE-YEAR TERM:

                        FOR         WITHHELD
                        / /            / /


                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     / /

                           Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please print the full corporate name and sign by president or other authorized officer. If a partnership, please print the full partnership name and sign by authorized person.


Signature:                 Date:         Signature:                Date:
          ----------------     ---------           ---------------      --------